EXHIBIT 5

                OPINION AND CONSENT OF GOLDFARB, LEVY, ERAN & CO.

                           Goldfarb, Levy, Eran & Co.
                               Europe-Israel Tower
                                2 Weizmann Street
                             Tel Aviv 64239, Israel
                              Tel: +972-3-608-9999
                              Fax: +972-3-608-9909

                                December 16, 2004

ECI Telecom Ltd.
30 Hasivim Street
Petah Tikva 49133, Israel

      Re: ECI Telecom Ltd. - Registration Statement for Offering of 3,000,000 Ordinary Shares

Dear Ladies and Gentlemen:

                  We have acted as Israeli counsel to ECI Telecom Ltd, an Israeli company (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of 3,000,000 of the Company's ordinary shares (the "Shares") reserved for issuance under the Company's Employee Share Incentive Plan 2002, as amended (the "Plan").

                  This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

                  We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

                  We have reviewed such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion. Based on such review, we are of the opinion that all necessary corporate proceedings of the Company have been duly taken to authorize the issuance of the Shares under the Plan pursuant to Israeli law, and that the Shares, when issued upon the exercise of options granted under the Plan in accordance with the Plan (and the consideration therefor received), will be duly authorized, legally issued, fully paid and nonassessable.

                  We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

                  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters.

                                              Very truly yours,

                                              /s/ Goldfarb, Levy, Eran & Co.
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                                              Goldfarb, Levy, Eran & Co.